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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:  Jorge Diaz                                   Sri Ramaswami
           Eyetech Pharmaceuticals, Inc.                Pfizer Inc.
           Office: (212) 997-9241                       Office: (212) 733-8734
                                                        Mobile: (917) 692-5864


     MACUGEN(TM) DATA PRESENTED AT THE 27TH ANNUAL MACULA SOCIETY MEETING


LAS VEGAS, NV, MARCH 2, 2004 -- The results from the VEGF Inhibition Study in Ocular Neovascularization (VISION) were presented at the 27th annual Macula Society meeting, announced Eyetech Pharmaceuticals, Inc. and Pfizer Inc., the study's sponsors. Among the patients receiving 0.3 mg Macugen, 70 percent lost less than three lines of vision on the eye chart, compared with 55 percent of patients receiving sham injection, (p=0.0001), which is a 27% relative difference.

Data were presented from two pivotal Phase II/III randomized, multi-center, double-masked studies in patients with all subtypes of wet AMD. The 1,186 patients were randomized to receive one of three doses of intravitreous Macugen or a sham injection every six weeks for 54 weeks. The primary efficacy endpoint of the study was the proportion of patients losing less than three lines of visual acuity by week 54 on the eye chart.

The two pivotal phase II/III studies evaluated the safety and efficacy of the investigational drug Macugen, a selective inhibitor of vascular endothelial growth factor (VEGF), in the treatment of wet age-related macular degeneration
(AMD). Top line results of the study were presented at the American Academy of Ophthalmology meeting.

"The results are encouraging for many Americans who are at risk of losing their eyesight as they age," said Larry Singerman, M.D., a retinal specialist and Clinical Professor of Ophthalmology at Case Western Reserve University, who presented the results. Dr. Singerman is Founder and Executive Secretary of the Macula Society.


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Analyses of the 0.3 mg Macugen and sham groups found that Macugen was beneficial regardless of lesion subtype. These results demonstrate efficacy across all three subtypes with respect to both mean vision and three line loss. In addition, all secondary endpoints were statistically significant in the combined analysis.

"Anti-VEGF therapy targets the underlying cause of wet macular degeneration," said David Guyer, M.D., CEO and co-founder of Eyetech Pharmaceuticals, Inc. "We are hopeful that the results of the study will enable us to help patients in the treatment of all types of wet AMD."

"We are committed to combating diseases of the eye and we believe this research may lead to new treatments for wet AMD, the leading cause of blindness in industrialized countries," added Michael Widlitz, M.D., Medical Vice President with responsibility for ophthalmology at Pfizer Inc.

Overall, Macugen was well-tolerated systemically at all three doses in the study and approximately 90 percent of patients completed the study. Most of the adverse events were mild, transient, and attributed by investigators to the injection procedure rather than the study drug.

Rates of injection-related complications were within the range of historic controls and included: endophthalmitis (0.16% per injection), retinal detachment (0.05% per injection), and traumatic cataract (0.07% per injection). There was no evidence of persistently elevated intraocular pressure following multiple intravitreous injections. Less than 0.1% of patients experienced severe vision loss (>6 line loss) due to endophthalmitis, and 75% of patients diagnosed with endophthalmitis stayed in the trial.

The VISION trial was sponsored by Eyetech Pharmaceuticals, Inc. and Pfizer Inc, which are partnering to develop and market Macugen.

About Eyetech Pharmaceuticals, Inc.

Eyetech Pharmaceuticals, Inc. is a biopharmaceutical company that specializes in the development and commercialization of novel therapeutics to treat


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diseases of the eye. Eyetech's initial focus is on diseases affecting the back of the eye, particularly the retina. Eyetech's most advanced product candidate is Macugen(TM) (pegaptanib sodium), which is being developed for the treatment of the wet form of age-related macular degeneration and for the treatment of diabetic macular edema.

About Pfizer Inc.

Pfizer Inc. discovers, develops, manufactures and markets leading prescription medicines for humans and animals in many of the world's best-known consumer brands. For more information about Pfizer, please see www.pfizer.com.

About Pfizer Ophthalmics

Pfizer Ophthalmics, a division of Pfizer Inc, is dedicated to preserving sight and preventing blindness in patients with ocular diseases.

Eyetech Safe Harbor Statement

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding Eyetech's strategy, future operations, prospects, plans and objectives of management are forward-looking statements. Eyetech may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Various important factors could cause actual results or events to differ materially from the forward-looking statements that we make, including risks related to: Eyetech's heavy dependence on the success of Macugen(TM), which is still under development; our dependence on our strategic collaboration with Pfizer; obtaining regulatory approval to market Macugen(TM) and any other products that we may develop in the future; our dependence on third parties to manufacture Macugen(TM); obtaining, maintaining and protecting the intellectual property incorporated into our product candidates; and our ability to obtain additional funding to support our business activities. These and other risks are described in greater detail in the "Risk Factors"


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section of the final prospectus relating to our initial public offering, filed with the SEC. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.



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